EXHIBIT 5.1

                                 (864) 242-8290



                                  July 9, 1996


Emergent Group, Inc.
15 South Main Street, Suite 750
Greenville, South Carolina 29601

         Re:      Registration Statement on Form S-8
                  1995 Employee and Officer Stock Option Plan
                  566,664 Shares of Common Stock

Ladies and Gentlemen:

         The opinion set forth below is rendered with respect to the 566,664 shares of common stock, par value $.05 per share, of Emergent Group, Inc., a South Carolina corporation (the "Company"), that will be registered with the Securities and Exchange Commission by the above-referenced Registration Statement on Form S-8 pursuant to the Securities Act of 1933, as amended, in connection with the Company's 1995 Employee and Officer Stock Option Plan (the "Plan"). We have examined the Company's Articles of Incorporation, and all amendments thereto, the Company's By-Laws, as amended, and reviewed the records of the Company's corporate proceedings. We have made such investigation of law as we have deemed necessary in order to enable us to render this opinion. With respect to matters of fact, we have relied upon information provided to us by the Company and no further investigation. With respect to all examined documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as certified, conformed or photostatic copies and the accuracy and completeness of the information contained therein.

         Based on and subject to the foregoing and subject to the comments, limitations and qualifications set forth below, we are of the opinion that:

         1. The Company is currently existing as a corporation under the laws of the State of South Carolina.



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Emergent Group, Inc.
July 9, 1996
Page 2
         2. Upon satisfaction of the conditions set forth in the Plan, shares of the Company's common stock covered by the above-referenced Registration Statement that are issued after the date hereof under and in compliance with the terms of the Plan will be legally issued, fully paid to the Company and non-assessable.

         The foregoing opinion is limited to matters governed by the laws of the State of South Carolina in force on the date of this letter. We express no opinion with regard to any matter that may be (or that purports to be) governed by the laws of any other state or jurisdiction. In addition, we express no opinion with respect to any matter arising under or governed by the South Carolina Uniform Securities Act, as amended, any law respecting disclosure or any law respecting any environmental matter.

         This opinion is rendered as the date of this letter and applies only to the matters specifically covered by this opinion, and we disclaim any continuing responsibility for matters occurring after the date of this letter.

         Except as noted below, this opinion is rendered solely for your benefit in connection with the above-referenced Registration Statement on Form S-8 respecting shares of the Company's common stock to be issued under the Plan and may not be relied upon, quoted or used by any other person or entity or for any other purpose without our prior written consent.

         We consent to the use of this opinion as an exhibit to the above-referenced Registration Statement on Form S-8 respecting shares of the Company's common stock to be issued under the Plan.

                                WYCHE, BURGESS, FREEMAN & PARHAM, P.A.



                                By:      /s/ Lee Ann Anderson McCall
                                         Lee Ann Anderson McCall